================================================================================

                    SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C. 20549
                             --------------


                                FORM 8-K


                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE

                     SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) April 22, 2002
                                                         -----------------



                        SOUTHWESTERN ENERGY COMPANY
           (Exact name of registrant as specified in its charter)



               Arkansas             1 - 8246         71-0205415
      (State of incorporation     (Commission      (I.R.S. Employer
         or organization)          File Number)    Identification No.)


         2350 N. Sam Houston Pkwy., E., Suite 300, Houston, Texas 77032
          (Address of principal executive offices, including zip code)


                             (281) 618-4700
           (Registrant's telephone number, including area code)


                                 No Change
     (Former name, former address and former fiscal year; if changed since last report)

================================================================================

Item 7.(c)

Exhibits                                                              Reference

        (99.1)   Conference Call Summary dated April 22, 2002.     p. 3 - 9


Item 9.

Regulation FD Disclosures

         Southwestern Energy Company is furnishing under Item 9 of this Current Report on Form 8-K the information included as exhibit 99.1 to this report.

Note: The information in this report (including the exhibit) is furnished pursuant to Item 9 and shall not be deemed to be "filed" for the purposes of
Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.








                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                               SOUTHWESTERN ENERGY COMPANY
                                               ---------------------------
                                                       Registrant



DATE:  April 23, 2002                       BY:   /s/ GREG D. KERLEY
     ---------------------                     ---------------------------
                                                     Greg D. Kerley
                                                 Executive Vice President
                                               and Chief Financial Officer

Southwestern Energy Company                              Conference Call Summary
--------------------------------------------------------------------------------


                  2002 First Quarter Results Cponference Call
                             Monday, April 22, 2002


                                   Chaired by
                                  Harold Korell
                      President and Chief Executive Officer



                  Korell: Good morning, and thank you for joining us today. With me are Richard Lane, our Executive Vice President of
                  Exploration and Production, and Greg Kerley, our Chief Financial Officer. After some preliminary comments, I'll turn the floor over to Richard for an update of our E&P operations and then to Greg for comments on our financial results. After that we will be available for questions.

                  If you have not received a copy of the press release announcing our first quarter results, you can call Carole Ann at 281-618-4710, and she'll fax a copy to you. Also our attorneys have asked that I point out that some of the comments during this teleconference may be regarded as forward looking statements that involve risks and uncertainties, which are detailed in the Company's Securities and Exchange Commission filings. While we believe they are reasonable representations of the Company's expected performance, actual results could differ materially.

                  Well, how did we do in the first quarter 2002? From a drilling standpoint the quarter would appear slow. We participated in 13 gross wells in the first quarter of 2002 versus 32 gross wells in the first quarter of 2001. Oil and gas prices clearly had an impact on our activity level. We drilled less wells in the Arkoma, but continued drilling at a measured pace in our other operating areas.

                  Although we began the year with an E&P budget of $61 million, as prices have firmed and costs associated with drilling have come down, we're feeling some pressure to increase our budget to allow for additional drilling in our Overton Field in East Texas.

                  With regard to results, our focus on growing organically through the drill bit yielded a 15% growth in production in the first quarter compared to the same period last year. We reported solid financial results for the quarter; however, they were down from the same period last year as a result of significantly lower commodity prices.

                  Overall I'm very pleased with our first quarter results. They confirm the fact that our formula is working. I also believe we're beginning to stand out from the rest of our peers, primarily because of our focus on value added per dollar invested. We continue to believe that the long-term fundamentals for the natural gas market are very strong, and that our overall strategy will leave us well positioned to benefit from it.

--------------------------------------------------------------------------------
Southwestern Energy Company          2002 First Quarter Earnings Conference Call
                                     - 3 -                           www.swn.com

                  That concludes my comments. I will now turn the conference over to Richard for an update of our E&P operations.

                  Lane: Thank you Harold, and good morning. In the first quarter of 2002, we continued to achieve good operating results from our active exploration and development programs in the Arkoma and Permian basin, East Texas, and South Louisiana. Production for the quarter was 10.3 Bcfe, a 15% increase over the 9.0 Bcfe we produced in the first quarter of 2001. The daily production rate in the first quarter was 115 Mmcfepd, up slightly from the average rate in the fourth quarter of 2002. In total we participated in 13 wells that were spud during the first quarter. Of these, 7 were successful and 5 were in progress at the end of the quarter.

                  We participated in just two wells in the Arkoma basin in the first quarter. However, with the improvement in gas prices, our activity in the Arkoma basin has increased significantly. We're beginning to see both more non-operated well proposals and increased participation in our operated wells. The Hunt #1-10 well in our Ranger Anticline Area of Yell County, Arkansas was drilled, and penetrated over 100 feet of Upper Borum pay at a depth of approximately 4,200 feet. Two zones in the well tested at a combined rate of 3.6 Mmcfpd. Southwestern operates this well with a 77% working interest. We currently have four rigs drilling in the Basin now. Although our drilling activity in the first quarter was reduced, we have continued to aggressively pursue our workover program. To date in 2002 we have performed 13 workovers and have realized a net production increase of 4.6 Mmcfpd. One workover of note is the stimulation of our Currier #1-35 well. Gross production from this well has increased from 125 Mcfpd to over 1 Mmcfpd as a result of the workover.

                  In the Permian Basin, we made a discovery at our North Roepke Prospect in Crane County, Texas. This prospect is located 5 miles northwest of our 2001 earlier Roepke discovery. The Cowden Ranch "58" #1 was drilled to a total depth of 7,960 feet, and was completed in a Lower Devonian at a depth of 7,600 feet. We operate this well, which tested at a rate of 119 Bopd, and have an 88% working interest. Pending additional evaluation, we may have offset development locations to the "58" #1 well. Additionally, we are currently drilling at about 5,000 feet at our Empire Deep Prospect located in Eddy County, New Mexico. Southwestern operates this well, targeting the Morrow formation at 11,000 feet, with a 50% working interest.

                  At our Overton Field in Smith County, Texas, we have continued our very successful development drilling program. In the first quarter we drilled 5 wells, of which 4 were successful and 1 was still in progress. Included in this well count is the second well that we drilled on our South Overton farm-in acreage. The results from Overton continue to be very encouraging. We surpassed an important milestone last week with our gross production from the field exceeding 20 Mmcfpd. Our high working interest and net revenue interest in this area make it a significant contributor to our overall effort.

                  We have also realized a significant reduction in drilling costs at Overton. Current costs are approximately 25 to 30 percent lower than they were at their peak in mid-2001. This reduction is due to a combination of lower service costs, and our continuing improvements in operating time required to drill and complete these wells. We have agreements with several of our primary vendors to provide their services at current rates for the remainder of 2002.

--------------------------------------------------------------------------------
Southwestern Energy Company          2002 First Quarter Earnings Conference Call
                                     - 4 -                           www.swn.com

                  At our last teleconference in February, I reported that we had just made a discovery at our Crowne prospect in Cameron Parish, Louisiana. The Miami Corporation #27-1, the test well for the prospect was put on production in February and is currently producing 12.2 Mmcfpd, 42 Bopd, with a flowing tubing pressure of 8,450 Psi. An offset well, the Miami Corporation #34-2 drilled during the first quarter to extend this discovery, did not penetrate the objective sand. This well has been temporarily abandoned and we are evaluating the possibility of sidetracking the well. Southwestern operates the Crowne wells with a 40% working interest.

                  In March, we commenced drilling operations on our Tulleymore Prospect, also located in Cameron Parish. This exploratory test, which we operate with a 40% working interest, reached total depth of 12,600 feet earlier this week. The well did not encounter commercial quantities of gas in the objective Planulina sand and is being plugged and abandoned.

                  We have begun acquisition of our 140 square mile Duck Lake 3D project in St. Mary and St. Martin Parishes adjacent to previously successful exploration areas for Southwestern. Southwestern is operating this shoot with a 50% working interest. It is anticipated that the seismic data will be delivered for interpretation during the fourth quarter of 2002. We expect that this shoot will lead to a number of exploration prospects that we will begin to test in 2003.

                  In summary, we are pleased with the results of our year-to-date 2002 E&P program. We achieved strong operating results as demonstrated by the year-on-year 15% increase in production rates. We have set a goal to reduce our overall operating cost per Mcfe over last year's levels, and we're already seeing progress. Operating expenses in the first quarter were $0.43/Mcfe as compared to $0.51/Mcfe in the first quarter of 2001, and $0.45/Mcfe for the full year 2001. We continue to have a strong inventory of internally generated drilling prospects in our core area, and continue to evaluate new areas for additional future growth. Our focus continues to be on maximizing the value of every dollar we invest, while building our production and reserve base.

                  I will now turn the teleconference over to Greg Kerley who will discuss some of the Company's financial information.

                  Kerley: Thank you, Richard, and good morning. As Harold indicated, we had solid financial results for the quarter; however, they were down from the same period last year as a result of significantly lower c ommodity prices. We reported net income of $6.7 million, or $0.26 per share for the quarter as compared to $16 million, or $0.63 per share for the same period last year. Cash flow from operating activities before working capital changes was $25.9 million compared to $38.6 million for the first quarter of 2001.

                  Operating income for the exploration and production segment was $7.3 million, down from $22 million for the same period last year. The reduction in operating income resulted primarily from lower oil and gas prices, which were partially offset by our increase in production. We realized an average gas price of $2.76 per Mcf in the first quarter, which was 38% lower than our realized price for the same period in 2001. With commodity prices strengthening in the last few weeks, we've taken the opportunity to increase our hedge position to approximately 72% of our remaining 2002 gas production.

--------------------------------------------------------------------------------
Southwestern Energy Company          2002 First Quarter Earnings Conference Call
                                     - 5 -                           www.swn.com

                  Our hedges have the effect of placing an average floor price of approximately $3.00 per Mcf on a little over 21 Bcf of our production for the remainder of 2002, but still leaving room for upside on the unhedged volumes and the collared volumes. Our detailed hedge position is available on our web page and is also included in our Form 10-Q filed at the end of last week.

                  Our E&P segment continues to benefit from very low production and operating costs. Lifting costs on an equivalent unit of production basis were $0.43 per Mcf for the quarter, down from $0.51 per Mcf in the first quarter of 2001. Our production taxes also decreased during the quarter to $0.15 per Mcf, down from $0.23 per Mcf for the same period last year.

                  Depreciation, depletion and amortization expense for the E&P segment was up in the first quarter due to our higher production volumes and a higher amortization rate. The amortization rate for the full cost pool averaged $1.16 per Mcfe in the first quarter compared to $1.08 per Mcfe in the prior year period.

                  Our gas distribution segment reported operating income of $8.7 million in the first quarter of 2002, compared to $9.4 million in the first quarter of 2001. The decrease in operating income was primarily due to warmer weather, which was 5 percent warmer than both normal and the prior year.

                  Our energy marketing efforts also provided $800,000 in operating income during the first quarter compared to $1.1 million for the same period last year. We were able to pay down approximately $7 million of debt during the quarter and our interest expense decreased 20 percent during the period due to our lower average borrowings and our lower average interest rate.

                  Our capital investments totaled $21.4 million for the first three months of 2002, including $19.9 million of exploration and development expenditures.

                  That concludes my comments and now we'll turn back to the operator who will explain the procedure for asking questions.


--------------------------------------------------------------------------------
                             Questions and Answers
--------------------------------------------------------------------------------

1. Harold I know you mentioned that you might be increasing the budget. When do you think you'll be firming those numbers?

                  Korell: When we get convinced that we should, I guess is the real answer to that, and I would say that as we speak, we're increasing it incrementally because we're continuing with one drilling rig running at Overton. So although we haven't announced anything specific, any increase in capital would likely be related to continued drilling at Overton.

--------------------------------------------------------------------------------
Southwestern Energy Company          2002 First Quarter Earnings Conference Call
                                     - 6 -                           www.swn.com

2. The second question actually relates to Overton. The new wells that you are drilling out there, is that with the minority interest partnership still?

                  Korell: No sir, that was drilled up last year. The 14 wells that we had in that partnership ended with last year's drilling. So the drilling we're doing this year is not within the partnership. It's entirely on our interest.

3. One final question regarding the Crowne drilling. I know you had several wells targeted for that area. With the results of the offset well, does that change your time-line or the outlook for that area?

                  Korell: Basically, some people might have called the second well we drilled at Crowne a development well, although we were moving along on strike into its southerly, southwesterly direction. The results of the second Crowne well will affect that location only. It won't affect our activity at Cameron Prairie shoot itself. We have five or six more wells planned to be drilled within that shoot that are totally independent of this second well we drilled, specifically at Crowne.

4. Farm-in acreage at South Overton. Richard, you mentioned the one well that you drilled there. With the size of the acreage, how many wells will you have to put down on that area to outline it and start feeling this is as low risk as the other Overton areas that you've successfully drilled?

                  Lane: Well, you'll recall we did drill one there last year as well that was successful. One of the first quarter wells, as you said, was on that acreage, so we now have two good wells on that acreage. We have farmed-in approximately 5,800 acres at South Overton. In terms of how many wells it will take to get the same kind of comfort level we have to the north there in Overton, the circumstances are similar to what they were when we started on Overton in that each unit was a 640 acre unit and already had a well in it. So if you think about it, it's sampled consistently across the acreage. So I think we're close to being there now in terms of our level of confidence in the southern area. We'll do probably two to three more wells on that acreage during 2002.

                  In our south Louisiana area, the primary thing that you'll want to keep an eye on there is that you are generating quality prospects and that you've appropriately assessed risk. The size of those are large enough to where accurately assessing risk is more important almost than price. The Permian Basin would be the area that we'd need to keep the closest eye on, because the finding costs tend to be a little higher there for us and the operating costs are higher than the Arkoma Basin.

                  At Overton, the reserves that we're finding there make that a project that we're excited about drilling on at these price levels. So, overall we're really not changing our capital plan.

5. Could you give us a roadmap or schedule of the exploration wells-- the high impact wells? I know it's fluid but give us a schedule of what we should be watching for over the next two or so quarters?

--------------------------------------------------------------------------------
Southwestern Energy Company          2002 First Quarter Earnings Conference Call
                                     - 7 -                           www.swn.com

                  Lane: In South Louisiana the wells that we have queued up for the second quarter include our Belmont, Piedmont, and Bushmills prospects. Piedmont and Bushmills are certainly the ones we control the most. Belmont is outside operated, and Piedmont and Bushmills should both start during the second quarter. We have some more working interest we'd like to place in those before starting, so depending on how that goes it will dictate which one of those prospects starts first. And they're both fairly significant for us in terms of reserve potential on a net reserve basis. Piedmont has 15 to 20 Bcf of potential net to us, and Bushmills is about 25 Bcf. Piedmont is in our Old Henry project area and Bushmills is another exploratory test within our Boure project area.

6. Could you give us a sense of field flow or prospect flow? You guys have done a great job of originating prospects and filling them down to mitigate your risk. What's the market like today both from selling the prospects and I guess acquiring the acreage on that end?

                  Lane: In terms of acquiring the acreage on ideas we generate -- we like to call it land capture. We are finding that it is still fairly favorable. We're very competitive along those lines, and are able to lease most of the things we're after. The deal flow in terms of place and working interest is still a little bit slow. I would say it never really got very high last year and it's at the levels it was the previous year. So that's part of the effort, getting those other working interest owners signed up.

7. The Overton field has been a home run for you guys. Any more properties like that or potential acquisitions that you can see looking at down the pipeline?

                  Lane: Well, the team that manages that project for us is doing work along those lines. We are currently mapping out away from the Overton area, looking at other properties and evaluating similar opportunities.

8.                You  mentioned in the press  release a utility rate  increase.
                  Just had some questions about what impact that could have on the timing? Really is it a 2003 impact or some guidance on that? Approximately when would the potential rate increase have an effect on your operating results?

                  Kerley: The rate increase would be a 2003 impact. With the Arkansas Public Service Commission you file for a rate increase, and then there's about a 10-month period before you can put the new rates into effect. They audit your requested increase and allow time for testimony. We expect to file in the second half of this year and will try to have the increase in place before the end of 2003, before the start of the winter period.

9. May we get an update on the hedging program? Your thoughts, like in your strategy on hedging in terms of how far you go out, how you lay this stuff in, and how it relates to price sensitive basins, maybe like the Overton area and the Arkoma?

                  Korell: Our hedging strategy for the last couple of years, given our debt level, is to be hedged at the 50 percent level at least one year out. This is fundamentally where we like to be. We generally prefer to hedge using collars in order to have a floor price and also participate in some amount of upside. At the present time we are more heavily hedged in the remaining 3 quarters

--------------------------------------------------------------------------------
Southwestern Energy Company          2002 First Quarter Earnings Conference Call
                                     - 8 -                           www.swn.com
                  of this year. In the first quarter of 2002, we were concerned that prices were going to be low in the second and third quarters, particularly the second quarter; therefore, we hedged using swaps in the second quarter of 2002. Normally we would not be as hedged in a given year. We've hedged approximately 40% of 2003 production using both swaps and collars and 1 Bcf per quarter of 2004 production using collars. Our main hedging concept is to layer our hedges because we can't necessarily pick the price peaks. Your second question was how our hedging relates to specific projects. If we are 50% hedged, these hedges are not tied to specific projects, so notionally each marginal dollar invested in a project is not hedged. We don't assign our hedges to specific projects.

                  Kerley: Thank you for joining us today, and please feel free to call me or our Manager of Investor Relations, Brad Sylvester, with any other questions you may have or for other information you may need. That concludes our conference. Thank you.


--------------------------------------------------------------------------------
Southwestern Energy Company          2002 First Quarter Earnings Conference Call
                                     - 9 -                           www.swn.com

                          Southwestern Energy Company
                                 P.O. Box 1408
                          Fayetteville, AR 72702-1408




April 23, 2002



Securities and Exchange Commission
ATTN: Filing Desk, Stop 1-4
450 Fifth Street, N.W.
Washington, DC  20549-1004

Gentlemen:

Pursuant to regulations of the Securities and Exchange Commission, submitted herewith for filing on behalf of Southwestern Energy Company is Form 8-K dated April 22, 2002.

This filing is being effected by direct transmission to the Commission's EDGAR System.

Very truly yours,


Stan Wilson
Controller